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                                                                   EXHIBIT 10.51

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                            SAHRE PURCHASE AGREEMENT

                                      AMONG

                                 DALLSFIELD LTD.

                           FOCUS MEDIA HOLDING LIMITED

                          DOTAD MEDIA HOLDINGS LIMITED

                                       AND

                                   XU MAO DONG

                                   DATED AS OF

                                  MARCH 7 2006

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                            SAHRE PURCHASE AGREEMENT

This Share Purchase Agreement (this "Agreement"), dated as of March 7, 2006, among DALLSFIELD LTD., a company with limited liability incorporated and validly existing under the laws of the British Virgin Islands (the "Seller"), FOCUS MEDIA HOLDING LTD., a company with limited liability incorporated and validly existing under the laws of the Cayman Islands (the "Buyer"), DOTAD MEDIA HOLDINGS LTD., a company with limited liability incorporated and validly existing under the laws of the British Virgin Islands (the "Company") and together with Mr. XU MAO DONG, the shareholder of DALLSFIELD LTD. (the "Seller's Shareholder").

                                    WHEREAS:

            1. The Seller owns all issued shares of the Company (the "Shares").

            2. The Seller's Shareholder and the board of directors of the Seller, through resolutions duly passed in each case on March 5, 2006, respectively, have approved the sale of the Shares to the Buyer;

            3. The Seller desires to sell, and the Buyer desires to purchase, the Shares, upon the terms and subject to the conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties, further undertakings and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.01 Certain Defined Terms. As used in this Agreement:

            "2006 Audited Annual Net Income" means the Company and its consolidated subsidiaries' audited net income as defined under U.S. GAAP for the twelve-month period starting from April 1, 2006 and ending March 31, 2007 as set forth in the financial auditing statements plus the sum of all amounts deducted in arriving at such audited net income to make provision for the refund of the goods, the goodwill impairment and the reserve fund (including all other items which shall be withdrawn as defined under U.S. GAAP Income Confirmation Principle).

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            "2007 Audited Annual Net Income" means the Company and its consolidated subsidiaries' audited net income as defined under U.S. GAAP for the twelve-month period starting from April 1, 2007 and ending March 31, 2008 as set forth in the financial auditing statements plus the sum of all amounts deducted in arriving at such audited net income to make provision for the refund of the goods, the goodwill impairment and the reserve fund (including all other items which shall be withdrawn as defined under U.S. GAAP Income Confirmation Principle).

            "2006 Business Plan" means the Company's 2006 business plan as set forth in Schedule 5.11 hereto and approved by the Buyer plus all the amendments agreed by the Seller and the Buyer from time to time.

            "2007 Business Plan" means the Company's 2007 business plan as set forth in Schedule 5.11 hereto and approved by the Buyer plus all the amendments agreed by the Seller and the Buyer from time to time.

            "ADRs" means the American depositary shares of Buyer as listed on the NASDAQ National Market, Inc

            "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. In the former sentence, "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the constitution of an actual control.

            "Agreement" means this Share Purchase Agreement among the parties hereto, as amended, modified or supplemented from time to time.

            "Ancillary Documents" means those agreements, documents and instruments as set forth in Schedule 1.6.

            "Beijing Galvez" means Beijing Galvez Dotad Network Technology Co., Ltd., a company incorporated and validly existing under the laws of PRC.

            "Business" means the value added telecommunication business of the Group Companies, as currently operated.

            "Business Day" means any day that is not a Saturday, a Sunday or other day when banks are required or authorized by law to be closed in PRC or USA.

            "Claim" means any and all administrative, supervisory or judicial litigation/arbitration, prosecution, application, appeal, request, payment notice, compensation claim, lien, or any notice, investigation, litigation procedure, consent order or consent agreement concerning the lawful or unlawful activities.

            "Closing" means any of the First Closing, the Earnout Closing.

            "Closing Date" means any of the First Closing Date, the Earnout Closing Date.

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            "Competitive Business" means the value added telecommunication business which involves any party of this Agreement. The detailed scope of the value added telecommunication business is set forth in Schedule 1.3 hereto.

            "Contract" means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

            "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more parties, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a party, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such party.

            "Control Agreement" means, collectively, the agreements, contracts and instruments, a list of which is attached hereto as Schedule 1.5, which enable the Buyer to control and consolidate with its financial statements each Group Company and the Acquired Businesses.

            "Earnout" means the additional consideration paid by the Buyer to the Seller in return of the Company's financial performance following the First Closing. In other words, if the Company is able to fulfill certain financial target, the Seller is entitled to be awarded an additional consideration.

            "Earnout Closing Date" means the date when the Buyer duly sign and deliver the Earnout Closing Notice to the Seller.

            "Employee's Misconduct" means an employee's gross negligence in the performance of his duties to the Group Companies; an employee's misappropriation of assets of, or embezzlement from, the Group Companies; willful breach by an employee of such employee's material obligations under the relevant Service Agreement entered into by the employee; a material breach by the employee of this Agreement, the Confidentiality Agreement, the Manager Non-Compete Agreement and the Employee Non-Compete Agreement entered into by such employee; and willful violation of Buyer's Code of Ethics or other written policy.

            "Encumbrance" means any security interest, pledge, mortgage, lien, charge, limitation, condition, equitable interest, option, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, receipt of income or exercise of any other attribute of ownership.

            "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "First Closing Date" means the date of (i) April 15, 2006, and (ii) the day when all of the conditions set forth in Articles VI and VII hereof are satisfied or waived, whichever is the earlier.

            "FM Ordinary Shares" means the ordinary shares, $0.00005 par value per share, of Buyer.

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            "Guaranty" means, as to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees the indebtedness, Liabilities or obligations of others, directly or indirectly, in any manner, including agreements to purchase such indebtedness, Liabilities or obligations, or to supply funds to or in any manner invest in others, or to otherwise assure the holder of such indebtedness, Liabilities or obligations against loss.

            "Group Companies" means the Company, the Subsidiaries, any variable interest entity controlled by and consolidated with the Company, the Acquired Businesses, and any entities which is controlled by any of the aforesaid companies, a list of which companies is set forth in Schedule 1.1 hereto.

            "Governmental Authority" means Chinese government or any government or governmental or regulatory departments thereof, or administrative subdivision thereof, or any agency or committee thereof, or any court or arbitrator.

            "Intellectual Property" means (a) all rights in inventions (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, statutory invention registrations together with all re-issuances, divisions, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof and all rights therein provided by Law or international treaties and conventions; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer programs and software (including data and source and object codes and related documentation); (f) all other property rights in connection with the foregoing; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

            "Key Management" means Mr. Xu Mao Dong [CHINESE CHARACTERS], Mr. Zhang Fu Lian [CHINESE CHARACTERS], Mr. Wu Yu [CHINESE CHARACTERS] and Mr. Wang Chang Hong [CHINESE CHARACTERS].

            "Law" means any statute, code, law, ordinance, regulation or rule or other legally binding requirement of any Governmental Authority.

            "Litigations" means claims, law suit, prosecution or arbitration, interpellation, legal procedure or investigation raised by or against any Government Department.

            "Liabilities" means any debts, liability or obligation (whether known or unknown, claimed or not, absolute or probable, individually or in the aggregate, liquidated or outstanding, due or overdue), and any or all law suits, damages, tax variations, penalties fines, interests, tax assessments, judgments, losses, taxes, court fees, costs (including but not limited in the attorney fees, the expert consultant fees and the out-of-pocket fees).

            "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse (i) to the business, assets, condition (financial or

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otherwise), operating results, or operations of the Group Companies, taken as a whole, or (ii) to the ability of any of the Seller's Shareholder to timely consummate the transactions contemplated by this Agreement or by any of the Ancillary Documents.

            "Person" means any natural person, corporation, limited liability corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

            "PRC" means the People's Republic of China, but solely for the purposes of this Agreement excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

            "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Shandong Galvez" means Shandong Galvez Digital Technology Co., Ltd., a company incorporated and validly existing under the laws of PRC.

                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

            2.01 Purchase and Sale of the Shares. Subject to the terms and conditions set forth in this Agreement, on the First Closing Date, the Seller shall sell to Buyer the Shares and Buyer shall purchase from the Seller the Shares, on a fully converted and diluted basis, for total consideration consisting of the terms and conditions, as set forth below.

            2.02 Purchase Considerations. In consideration of purchasing the Shares, the Buyer shall pay the Seller: (a) Cash Consideration with the amount of USD 15 Million, and (b) the Share Consideration as the Earnout (i.e. the Buyer's shares with the maximum value up to USD 15 Million).

            2.03 Purchase Deposit. Within three (3) business days after the date of this Agreement, the Buyer shall pay the Seller a Purchase Deposit with the amount of USD 3 Million and the Seller shall provide the Buyer with a Purchase Deposit Receipt immediately. When the Buyer pays the Cash Consideration to the Seller on the Cash Payment Date, such Purchase Deposits, being treated as part of the Cash Consideration, shall be deducted from the payment of total Cash Consideration automatically.

            2.04 First Closing.

            Unless this Agreement being terminated pursuant to Article VIII before the First Closing Date, subject to the terms and conditions set forth in this Agreement, the sale and purchase of the Shares shall be accomplished within three (3) business days after the First Closing (the "Cash Payment Date").

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                (a) On the Cash Payment Date, the Buyer shall pay the Seller in cash in the amount of USD 12 Million. Such USD12 Million plus the Purchase Deposit (i.e. USD 3 Million payment pursuant to
                Article 2.3) will constitute the whole cash consideration ("Cash Consideration"); and

                (b) On the First Closing Date, the Seller shall deliver/accomplish or cause to be delivered/accomplished the following items:

                        (1) all previously undelivered documents and the Ancillary Documents required under Article VII hereto;

                        (2) in respect of Company, the business license, common seal (if exists), registered certificates of share or share certificate book (including the registered certificates of those un-issued share) and all minute books and other statutory books or equivalent items which shall be kept by relevant shareholders, in accordance with the Law of the jurisdiction where Company is registered ; and

                        (3) any other procedures which are necessary for the legal transfer of the Share to the Buyer on the First Closing Date.

                (c) Unless otherwise agreed by the parties to this Agreement, should the terms set forth in the Article VI cannot be fulfilled by April 15, 2006 due to the Buyer's intentionally breach or failure to perform its obligations as specified by this Agreement, this Agreement shall be automatically terminated. Under such circumstances, the Seller shall not refund to the Buyer the Purchase Deposit.

            2.05 Earnout Closing.

                (a) First Earnout Closing

                        (1) On or prior to May 31, 2007 (or any later day as may be mutually agreed by Buyer and Seller if the Company shall demonstrate to Buyer that the May 31, 2007 deadline is not attainable upon reasonable efforts of the Company due to unforeseen difficulties or obstacles), the Company shall provide the Buyer with audited financial statements of the Company and its consolidated entities for the year ending March 31, 2007, prepared in accordance with U.S. GAAP, including a statement setting forth the 2006 Audited Annual Net Income (the "2006 Audited Annual Financial Statements").

                        (2) The Calculation method and the Adjustment system of the Initial Earnout Value Amount shall be made as follows:

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                              (i)   If the Company's 2006 Audited Annual Net
                                    Income exceeds USD 5 Million (including USD
                                    5 Million), the Buyer shall pay the Seller the Initial Earnout with the amount of USD
                                    7.5 Million in the form of the Buyer's
                                    shares.

                              (ii) If the Company's 2006 Audited Annual Net Income exceeds USD 2.5 Million (including USD 2.5 Million) but less than USD 5 Million, the Buyer shall pay the Seller the Initial Earnout in the form of the Buyer's shares. The formula for the calculation of such Initial Earnout shall be the quotient of (x) USD 7.5 Million times (2006 Audited Annual Net Income less USD 2.5 Million) divided by (y) USD 2.5 Million. Such 2006 Audited Annual Net Income shall be calculated in USD (below as the same).

                              (iii) If the Company's 2006 Audited Annual Net
                                    Income is less than USD 2.5 Million, the Buyer shall not pay the Seller the Initial Earnout, while the Seller shall refund part/whole of the Cash Consideration to the Buyer in the amount calculated by the formula that: the quotient of (x) USD 15 Million times (USD 2.5 Million less 2006 Audited Annual Net Income) divided by (y) USD 2.5 Million. The Cash Consideration refunded by the Seller to the Buyer shall not exceed the Cash Consideration actually obtained by the Seller from the Buyer.


                              (iv) If the Company's 2006 Audited Annual Net Income exceeds USD 5 Million, the exceeded amount shall be credited to Company's 2007 Audited Annual Net Income for its calculation.

                        (3) Unless otherwise agreed in this Agreement, the Initial Earnout Closing Notice shall be delivered by the Buyer to the Seller within fifteen (15) business days following the ate of the delivery of the 2006 Audited Annual Financial Statements. If the above clause (a) (2) (iii) applies, the Buyer shall deliver to the Seller the Notice of Non-delivery of the Earnout together with the Notice of Refund of the Cash Consideration.

                        (4) Within fifteen (15) business days following the date of the delivery of the Earnout Closing Notice ("Earnout Closing Date") to the Seller, the Buyer shall issue its shares to the Seller as the Earnout. The number of the share to be issued shall be calculated by the formula that: the quotient of the Initial Earnout value amount divided by Unit Price of Buyer's Shares (Unit:
                              USD).

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                              "Unit Price of Buyer's Shares" shall mean the
                              closing price of the Buyer's shares on the date of this Agreement or USD50/ADRs, whichever is the lower, provided, however, that, from the date of the Buyer's announcement of earning for 4th quarter to the date of this Agreement, the average price of ADRs exceeds USD 60, the "Unit Price of Buyer's Shares" shall mean the closing price on the date of this Agreement or USD52/ADRs, whichever is the lower.

                (b) Second Earnout Closing

                        (1) On or prior to May 31, 2008 (or any later day as may be mutually agreed by Buyer and Seller if the Company shall demonstrate to Buyer that the May 31, 2008 deadline is not attainable upon reasonable efforts of the Company due to unforeseen difficulties or obstacles), the Company shall deliver audited financial statements of the Company and its consolidated entities for the year ending March 31, 2008, prepared in accordance with U.S. GAAP, including a statement setting forth the 2007 Audited Annual Net Income (the "2007 Audited Annual Financial Statements").

                        (2) The Calculation method and the Adjustment system of the Second Earnout Value Amount shall be made as follows:

                              (i) If the Company's 2007 Audited Annual Net Income exceeds USD 8 Million (including USD 8 Million), the Buyer shall pay the Seller the Second Earnout with the amount of USD
                                    7.5 Million in the form of the Buyer's
                                    shares.

                              (ii) If the Company's 2007 Audited Annual Net Income exceeds USD 5 Million (including USD 5 Million) but less than USD 8 Million, the Buyer shall pay the Seller the Second Earnout in the form of the Buyer's shares. The formula for the calculation of such Second Earnout shall be the quotient of (x) USD 7.5 Million times (2007 Audited Annual Net Income less USD 5 Million) divided by
                                    (y) USD 3 Million. Such 2007 Audited Annual
                                    Net Income shall be calculated in USD (below as the same).

                              (iii) If the Company's 2007 Audited Annual Net
                                    Income is less than USD 5 Million, the Buyer shall not deliver to the Seller the Second Earnout.

                              (iv) If the Initial Earnout Value Amount obtained by the Seller is less than USD 7.5 million while the Company's 2007 Audited Annual Net Income exceeds USD 8 Million, such exceeded amount shall be retrospectively credited to Company's 2006 Audited

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                                    Annual Net Income to reach a New Annual Net
                                    Income. The Initial Earnout Value Amount shall be re-calculated based on such New Annual Net Income with the formula for the Initial Earnout so as to reach a New Earnout Value Amount. When the Buyer deliver to the Seller the Second Earnout, the Seller may require the Buyer to pay the balance between the Initial Earnout Value Amount and the New Earnout Value Amount, provided, however, that the sum of the said balance together with the Initial Earnout Value Amount shall be in no event higher than USD 7.5 Million.

                        (3) Unless otherwise agreed in this Agreement, the Second Earnout Closing Notice shall be delivered by the Buyer to the Seller within fifteen (15) business days following the date of the delivery of the 2007 Audited Annual Financial Statements. If the above clause (b) (2) (iii) applies, the Buyer shall deliver to the Seller the Notice of Non-delivery of the Earnout.

                        (4) Within fifteen (15) business days following the date of the delivery to the Seller the Earnout Closing Notice ("Earnout Closing Date"), the Buyer shall issue its shares to the Seller as the Earnout, The number of the share to be issued shall be calculated by the formula that: the quotient of the Second Earnout value amount times Unit Price of Buyer's Shares (Unit: USD).

                              "Unit Price of Buyer's Shares" shall mean the closing price of the Buyer's shares on the date of this Agreement or USD50/ADRs, whichever is the lower, provided, however, that, from the date of the Buyer's announcement of earning for 4th quarter to the date of this Agreement, the average price of ADRs exceeds USD60, the "Unit Price of Buyer's Shares" shall mean the closing price on the date of this Agreement or USD52/ADRs, whichever is the lower.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller and the Seller's Shareholder, jointly and severally, represent and warrant to the Buyer as follows as of the date hereof:

                  3.01 Due Organization, Good Standing and Power The Seller is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands with independent juristic personality. The Seller has the requisite power and authority (corporate and other) to own, lease and operate its assets and to conduct the business now being conducted by it. The Seller has all requisite power and authority to enter into this

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Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder.

            3.02 The Company is a holding company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands which has no business activities. The Company has no Liabilities or obligations and is not party to any Contract, other than (i) this Agreement, the Ancillary Documents to which it is a party and such Contracts as are described in Schedule 3.02, and (ii) any Liabilities or obligations relating solely to the transactions contemplated by this Agreement, the Ancillary Documents or the Contracts described in Schedule 3.02.

            3.03 Authorization, Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which the Seller has been duly authorized by all necessary corporate action on the part of each such party. Subject to the public policies, each of this Agreement and the Ancillary Documents constitutes a valid and binding agreement of the Seller, enforceable against each of them in accordance with its terms.

            3.04 Capitalization; Ownership and Transfer of Shares; Valid
Issuance

            (a) The Shares set forth in Schedule 3.04 hereto constitute the only equity capital of the Company. All of the Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable.

            (b) The Seller is the only record and beneficial owner of the said Shares and has good and marketable title to such Shares, free and clear of any and all Encumbrances. The Seller has the corporate or other applicable organizational power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to the Buyer good and valid title to the Shares, free and clear of any and all Encumbrances.

            3.05 Group Companies

            a) Schedule 3.05 sets forth for each of the Group Companies (i) its jurisdiction of incorporation, formation or organization, as applicable, and
(ii) the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the holders thereof, and the number of shares or percentage interests, as applicable, held by each such holder. Except as set forth in Schedule 3.05, each of the Group Companies is duly incorporated or formed, as applicable, validly existing and, in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, has the requisite corporate or similar power and authority (corporate and other) to own, lease and operate its assets and to carry on its business now being conducted by it. All the issued and outstanding shares of capital stock or other equity interests of the Group Companies are owned of record, free and clear of any Encumbrances except as set forth in Schedule 3.05.

            b) No shares of capital stock or other equity or ownership interests of any Group Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or comparable organizational documents of any Group Company or any Contract to which the Group Company is a party or by which the Group Company is bound.

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            3.06 Corporate Records. The Seller has made available to the Buyer true, correct and complete copies of the certificates of incorporation, by-laws or comparable organizational documents and business licenses of each Group Company. Such certificates of incorporation, by-laws, or comparable organizational documents and business licenses are in full force and effect. None of the Group Companies is in violation of any of the provisions of its certificate of incorporation, bylaws or comparable organizational documents. The transfer books and minute books of each Group Company that have been made available for inspection by Buyer prior to the date hereof are true and complete.

            3.07 No Approvals or Conflicts. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Documents to which it is a party do not and will not (i) violate, conflict with or result in a breach by any of the Seller Parties of the organizational documents of any of the Seller, (ii) violate, or conflict with any Governmental Order or Law applicable to the Seller, and require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration by the Seller with, any Governmental Authority, except in the cases such violation, conflict, breach, default, termination, acceleration, cancellation or failure to give notice, register or obtain approval would not reasonably be expected to have a Material Adverse Effect. No Governmental Authorizations are required for the execution and performance by the Seller of this Agreement and the Ancillary Documents and the consummation by the Seller of the transactions contemplated hereby and thereby

            3.08 Compliance with Law; Governmental Authorizations. None of the Group Companies is in violation of any Governmental Order or Law applicable to them or any of their respective properties, except where any such violation would not reasonably be expected to have a Material Adverse Effect.

            3.09 Licenses. Except otherwise agreed in Schedule 3.09, each of the Group Companies has obtained all material licenses, consents, authorizations, approvals, and permits of and from, and has made all declarations and filings with, all Governmental Authorities necessary for the conduct of the Business and such licenses, consents, authorizations, approvals or permits contain no materially burdensome restrictions or conditions. To the Knowledge of the Seller, no government department is considering modifying, suspending or revoking any such licenses, consents, authorizations or approvals and each of the Group Companies is in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits.

            3.10 Litigation. There are no suits, actions, arbitrations, proceedings or investigations pending or, to the Knowledge of the Seller, threatened against any of the Seller and the Group Companies.

            3.11 Tax Matters

            (a) (i) All income Tax Returns required to be filed by or on behalf of the Seller has been accurately prepared in all material respects and filed in a timely manner (within any applicable extension periods) and are true, correct and complete in all material respects, (ii) all Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof, and the Group Companies have adequately provided for all Taxes for which they are required to provide, except where any failure to pay or underpayment would not reasonably be expected to have a Material Adverse Effect,
(iii) no material claims being asserted in writing with respect to any Taxes of any of the Group

Companies; and, (iv) no material probable claim for compensation being asserted with respect to any Taxes of any of the Group Companies.

            (b) Each of the Group Companies is and has been in compliance with all applicable Laws relating to the payment, withholding and exemptions of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws, except where any such noncompliance would not reasonably be expected to have a Material Adverse Effect;

            (c) The Seller has made available to the Buyer complete copies of all approval documents with respect of any Tax exemption or all statements to qualify for Tax exemptions;

            (d) There are no audits or investigations or penalties by any taxing authority of any of the Group Companies in progress nor, to the Knowledge of the Seller is there any pending or threatened audit or investigation or penalties by any Government Authority;

            (e) No Group Company is a party to any tax indemnity, tax allocation or tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the First Closing.

            3.12 Officers, Employees and Labor

            (a) Each of the Group Companies has complied in all material aspects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, social welfare, equal opportunity and collective bargaining. There is no organized labor strike, dispute, slowdown or claim pending, or to the Knowledge of the Seller, threatened, against or affecting any of the Group Companies. None of the Group Companies has any Contract with any labor union.

            (b) None of the employees of the Group Companies is subject to any Governmental Order that would interfere with the use of his or her best efforts to promote the interests of the Group Companies. Any of such employees is now obligated: (i) the execution, delivery and performance of any of this Agreement and the Ancillary Documents; (ii) the conduct of the Business of any Group Company as currently conducted or as proposed to be conducted.

            (c) Except otherwise agreed in the Schedule 3.12(c), none of the execution, delivery and performance of any of this Agreement and the Ancillary Documents will constitute an event under any benefit plan or individual agreement that will or may result in any payment, acceleration, vesting or increase in material benefits with respect to any employee, former employee, consultant, agent or director of the Group Companies.

            (d) Except as required by applicable laws and regulations, none of the Group Companies has any obligation to provide retirement, death or disability benefits to any of the present or past employees of the Group Companies, or to any other person.

            (e) None of the Seller and the businesses or entities operated or owned by the Seller, nor, to the Knowledge of the Seller, any of their respective officers, directors, supervisors, managers or employees have, directly or indirectly, owned any interest, in any entity, or have entered into any transactions, that may compete with the Group Companies, or are otherwise involved in the Business.

            (f) (i) no material labor dispute, work stoppage, slow down, strike or other conflict with the employees of any of the Group Companies exists; (ii) none of the Group Companies is engaged in any unfair labor practice (iii) there is no unfair labor practice complaint pending or, to the Knowledge of the Seller, threatened against any of the Group Companies before any competent Governmental Agency, and no grievance or arbitration proceeding arising out of.

            3.13 Loans

            Except as described in this Agreement and the Ancillary Documents, none of the Group Companies has, directly or indirectly: (A) extended credit, arranged to extend credit, or renewed any extension of credit, to or for any director or executive officer of the Seller and the Group Companies, or (B) made any material modification to any term of any of the above mentioned individuals.

            3.14 Prohibited Payments

            To the Knowledge of the Seller, none of the Group Companies, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Group Companies, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to a political activity, made any direct or indirect unlawful payment to any government official or employee from corporate funds; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

            3.15 Share Option and Other Plans

            None of the Group Companies has any pension, profit sharing, stock option, employee stock purchase or other plan providing for incentives or other compensation to employees (aside from any salary, bonus payable and social insurance arrangements provided by Laws).

            3.16 Intellectual Property

            (a) The Group Companies have rights to acquire from its management and employees all Intellectual Property material to the Business, including any job-related inventions as Intellectual Property held by any management or employees of the Group Companies (including the Intellectual Property holding by the senior management of the Group Companies).

            (b) Each Group Company has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a trade secret of each Group Company.

            (c) No Group Company is a party to any pending legal proceedings which involve a claim of infringement, unauthorized use, or violation of any intellectual property right by any Person against such Group Company or challenging the ownership, use, validity or enforceability of, any material Intellectual Property owned by or exclusively licensed to such Group Company.

            (d) To the Knowledge of Seller, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property owned by any Group Company, and no written claims have been made against any Person by any Group Company.

            3.17 Contracts

            (a) Except as set forth on Schedule 3.17, on the First Closing Date, none of the Group Companies is a party to or is bound by:

            (i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, partnership interests or membership interests;

            (ii) any Contract requiring the applicable Group Company to make future capital expenditures in excess of RMB 500,000 (either individually or in the aggregate);

            (iii) any Contract applicable to Group Company, which lead to indebtedness with an amount in excess of RMB500,000;

            (iv) any loan or advance by a Group Company to, or investment by a Group Company in, any Person, in each case, which involves an amount in excess of RMB500,000, or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

            (v) any Contract with a Group Company, or any management, service, consulting or any other similar type of Contract requiring payment of fees in excess of RMB500,000 per year;

            (vi)  any material warranty, guaranty Contract;

            (vii) any material Contract that cannot be terminated by a Group
                  Company without liability upon less than ninety (90) days' notice;

            (viii) any collective bargaining agreement with any labor union or other representative of employees;

            (ix) any Contract that governs any joint venture, partnership or other cooperative arrangement or any other relationship involving a sharing of profits and risks;

            (x) any Contract that would result in the merger with or into or consolidation into another Person;

            (xi) any Contract for the sale of any of the assets of any Group Company or for the grant to any Person of any preferential rights to purchase any of its assets;

            (xii) any Contract with any Governmental Authority; or

            any material amendment, modification or supplement in respect of any of the foregoing made other than in the ordinary course of business consistent with past practice (each of (i)-(xii), a "Material Contract").

            (b) True and correct copies (or, if oral, written summaries) of each of the Material Contracts have been made available to the Buyer.

            (c) Except as set forth in Schedule 3.17, no condition exists or event has occurred that would constitute a default by (x) any of the Group Companies under any Material Contract or (y) any other party to any Material Contract.

            3.18 Compliance with Laws. Each of the Group Companies is, and at all times has been, in full compliance with all applicable Laws in all material aspects.

            (a) No event has occurred or circumstance exists that (i) may constitute or result in a violation by any of the Group Companies of any applicable Law where any such violation or failure would reasonably expected to have a Material Adverse Effect, or (ii) may give rise to any obligation on the part of any of the Group Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature and any such obligation would reasonably be expected to have a Material Adverse Effect. None of the Group Companies has received any notice or other communication (whether oral or written) of illegal behavior or probable illegal behavior from any Governmental Authority

            (b) To the Knowledge of Seller, none of the Group Companies or any director, officer, agent, employee, or any other Person associated with or acting for or on behalf of the foregoing, has offered, paid, and promised to pay any money to any Government department or its Official for the benefits or interests of the Group Company.

            (c) To the Knowledge of Seller Parties, none of the beneficial owners of any interest in any Group Company is a Government Official.

            3.19 None of the assets of the Group Companies constitute state-owned assets.

            3.20 The Seller and the Group Companies have fully provided Buyer with all the information known to the Seller and Group Companies that Buyer has requested. None of this Agreement, the Ancillary Documents or any other statements or certificates or other materials made or delivered, or to be made or delivered to Buyer in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

            3.21 No other Representations or Warranties. Except for the representations and the warranties made in Article III herein, no other representations or warranty is expressed or implied by the Seller or the Seller's Shareholder to the Buyer.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to the Seller on the date of this agreement as follows:

            4.01 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Buyer has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted by it and is duly qualified or licensed to do business and is in good standing, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement and by the Ancillary Documents to which it is a party.

            4.02 Authorization, Enforceability. Buyer has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents. The execution and delivery of this Agreement and the Ancillary Documents have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate or stockholder proceedings or actions are required to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid, enforceable and binding agreement of the Buyer.

            4.03 No Approvals or Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by the Buyer of the certificates of incorporation, by-laws or equivalent documents of the Buyer, (ii) violate, conflict with or result in a breach of, or constitute a default by the Buyer, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of the Buyer under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Buyer or any of its properties may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to the Buyer or any of its properties or (iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement and by the Ancillary Documents to which it is a party.

            4.04 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Buyer nor any other Person makes any other express or implied representation or warranty to the Seller.

                                    ARTICLE V

               FURTHER UNDERTAKINGS AND AGREEMENTS OF THE PARTIES

            5.01 Conduct of Business Prior to a Closing.

            (a) Without the prior consent of the Buyer, except as contemplated by this Agreement and the Ancillary Documents, from and after the date of this Agreement and until the Closing Date, (1) the Company shall cause the Group Companies to (i) conduct the Business in all material respects in the ordinary course of business consistent with past practice, (ii) not change the scope of the Business and (iii) use their commercially reasonable efforts to maintain satisfactory relationships with suppliers, customers and others having material business relationships with them. (2)Except as contemplated by this Agreement and except as set forth on section 5.01, the Company shall cause the Group Companies to not do any of the following without the prior written consent of the Buyer:

            (i) except for purchases and sales by a Group Company to or from another Group Company, purchase, sell or issue any of their capital stock or other equity interests or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of their capital stock or other equity interests;

            (ii) issue or pay any dividends other than to any of the Group Companies;

            (iii) conduct any split, recombination or reclassification or issuance of capital stock;

            (iv) sell or otherwise dispose of assets with value in the aggregate in excess of RMB 1,000,000, including sales of assets in the ordinary course of business;

            (v) other than the acquisitions, merge or consolidate with any Person;

            (vi) acquire assets having an aggregate value exceeding RMB 1,000,000, including (A) acquisitions in the ordinary course of business and (B) capital expenditures permitted by clause
                  (vii) below;

            (vii) prior to the First Closing Date, make capital expenditures in excess of RMB1,000,000 in aggregate;

            (viii) guarantee any indebtedness for borrowed money from the Seller or its subsidiaries in the ordinary course of business;

            (ix) incur any Encumbrance of material assets, other than Permitted Encumbrances;

            (x) increase the compensation of employees of the Group Companies other than (A) in the ordinary course of business or (B) as required by any agreement in effect as of the date hereof or as required by Law;

            (xi) make any material change in the accounting methods or practices followed by any of the Group Companies (other than such changes that have been required by Law or U.S. GAAP);

            (xii) enter into any contract that restricts the Group Companies from engaging in any line of business in any geographic area or competing with any Person that materially impairs the operation of the business of the Group Companies, individually or taken as a whole;

            (xiii) enter into any partnership, limited liability company or joint venture agreement;

            (xiv) terminate or make any material amendment to a material contract;

            (xv) other than (A) in the ordinary course of business, (B) as required by any agreement in effect as of the date hereof or
                  (C) as required by Law, enter into, adopt or amend any employment agreement or employee benefit plan with or for the benefit of any of its employees;

            (xvi) enter into any collective bargaining agreements except for renewals for expired agreements;

            (xvii) purchase, cancel or terminate any insurance policy naming any of the Group Companies as a beneficiary or a loss payee;

            (xviii) subject to the written consent of the Buyer, amend any of its organizational documents; or

            (xix) agree or commit to do any of the foregoing.

            (b) During the period commencing on the date hereof and ending on the First Closing Date, the Seller and the Seller's shareholder will cause the Group Companies to afford Buyer and its counsel, accountants and other authorized representatives, during normal business hours, upon reasonable advance notice to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts of the Group Companies, provided that such access does not interfere with normal business operations. The parties hereto agree that the provisions of the Confidentiality Agreement shall continue in full force and effect following the execution and delivery of this Agreement. All information obtained by the Buyer and its counsel, accountants and representatives pursuant to this Section 5.1(b) shall be kept confidential in accordance with the Confidentiality Agreements. Unless otherwise required by applicable Law, the Seller's Shareholder hereby agrees and the Seller shall cause each of the Acquired Business Shareholders agree that the Seller's Shareholder and each of the Acquired Business Shareholders shall, and shall cause its and the Acquired Business Shareholders' respective officers, directors, employees, auditors and agents to, hold in confidence all non-public information acquired from Buyer pursuant to this Section 5.1.

            5.02 Filing and Consents. Each of the Seller, the Seller's Shareholder and the Group Companies, on the one hand, and the Buyer, on the other hand, shall use all commercially reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any Governmental Authority or other Person required in connection with the execution, delivery or performance of this Agreement, including any filings pursuant to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; or any other antitrust regulation, (ii) the Securities Act and Exchange Act, and (iii) any other applicable filings or consents. To the extent feasible under applicable PRC laws and regulations, the Seller's Shareholder (including the Chinese resident who obtains the shares of the Seller after the execution of this Agreement) shall complete all necessary filings or registrations, or obtain all necessary approvals, as required by the State Administration for Foreign Exchange ("SAFE") after the Closing Date. The Seller and the Seller's Shareholder hereby agree that, with respect to the Acquired Business Shareholder that is a PRC resident and the Seller's Shareholder (including the Chinese resident who obtains the shares of the Seller after the execution of this Agreement) (each a "SAFE Registrant"), unless and until Buyer has received sufficient documentation to its satisfaction that such SAFE Registrant has completed all necessary filings or registrations required to comply with the rules and regulations of SAFE, the Seller shall not release any FM Ordinary Shares to any such SAFE Registrant or to dispose of any FM Ordinary Shares by any methods.

            5.03 Tax Matters; Cooperation; Preparation of Returns; Tax Elections

            (a) The Seller and the Seller's Shareholder agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to any of the Group Companies (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. The Seller shall retain all books and records with respect to Taxes pertaining to the Group Companies until the expiration of all relevant statutes of limitations. At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

            (b) The Company shall prepare, or cause to be prepared, all Tax Returns in respect of any of the Group Companies for any taxable year ending on or before the First Closing Date. The Seller shall timely pay to the relevant Taxing Authority all Taxes due in connection with any such Tax Returns.

            (c) The Group Companies shall pay all transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or gains) and related fees incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.

            5.04 Non-Competition.

            (a) the Seller and the Seller's Shareholder agree that for a period of (i) four (4) years following the First Closing Date and (ii) two (2) year following the termination or expiration of the Service Agreement entered into between any of the Seller and Buyer (or a Person designated by Buyer), whichever is later, the Seller and the Seller's Shareholder will not directly or indirectly engage or invest (other than investments of less than 2% of the equity securities of any company listed on a domestic or foreign securities exchange) in any Competitive Business.

            (b) the Seller and the Seller's Shareholder agree that for a period of (i) four (4) years following the First Closing Date and (ii) two (2) year following the termination or expiration of the Service Agreement entered into between the Seller and Buyer (or a Person designated by Buyer), whichever is later, the Seller and the Seller's Shareholder shall not, and shall cause its Affiliates not to, solicit, recruit or hire any person who at any time on or after the date of this Agreement is an employee of the Group Companies.

            (c) Each of the parties hereto acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.04 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy.

            5.05 Transfer of the Cooperation Agreement. The Seller and the Seller's Shareholder hereby undertake that: prior to the First Closing Date, the Seller and the Seller's Shareholder will cause Shandong Galvez to transfer to Beijing Galvez at least 40% of all the Cooperation Agreements (the list of which is set for the in Schedule 5.05) among Shandong Galvez and Mobile Operators, and Beijing Galvez will accordingly undertake all the rights and obligations undertaken by Shandong Galvez in those 40% agreements transferred. The transfer of the Cooperation Agreements shall be approved by Mobile Operators with written consent, or, Beijing Galvez shall execute new Cooperation Agreements with Mobile Operators, so as to replace the Cooperation Agreements among Shandong Galvez and Mobile Operators, the content of which is subject to the written consent of the Buyer. In addition, prior to the First Closing Date, the Cooperation Agreements other than the Cooperation Agreements transferred shall be transferred to Beijing Galvez prior to June 31 2006, and Beijing Galvez will accordingly take all the rights and obligations undertaken by Shandong Galvez in those agreements transferred. The transfer of the such Cooperation Agreements shall be agreed by Mobile Operators with written consent, or Beijing Galvez shall, prior to June 31 2006, execute new Cooperation Agreements with Mobile Operators so as to replace the such Cooperation Agreements between and among Shandong Galvez and Mobile Operators, the content of which is subject to the written consent of the Buyer.

            5.06 Establishment of the Wholly-Foreign Owned Enterprise.

         The Seller and the Seller's Shareholder undertake that prior to the First Closing Date: (1) cause the Company to establish a wholly-foreign owned enterprise in Beijing (the issuance of the Business License shall be deemed to be the completion of the establishment), in which the Company holds all the equity of interest; (2) such wholly-foreign owned enterprise and Beijing Galvez shall entered into a series of Controlling Agreements in accordance with the form set forth in Exhibit 5.06, which is valid, bind and enforceable.

            5.07 Assets and Business Transfer Agreement. The Seller and the Seller's Shareholder undertake that, prior to the First Closing Date, the Seller and the Seller's Shareholder will cause Beijing Galvez and Shandong Galvez to enter into Assets and Business Transfer Agreement in accordance with the form set forth in Exhibit 5.07. Shandong Galvez shall, pursuant to such agreement, unconditionally transfer to Beijing Galvez all of its registered trademarks, copyrights of the computer software, patent and know-how, domain name, figures data, client information and other fixed assets/intangible assets/information/documents ("related assets") which are relevant to the wap push business. In addition, Shandong Galvez shall, pursuant to such agreement, unconditionally transfer to Beijing Galvez all of its business cooperative relationship and all the executed Cooperation Agreement among (i) Shandong Galvez and Mobile Operators, and among (ii) Shandong Galvez and Mobile Value-Added Business Information Content Service Providers ("SP"). The formalities of the transfer of the above assets shall be completed prior to the First Closing Date, while the formality of the transfer of the registered trademark shall be deemed to be completed upon the issuance of the Notice of the Acceptance of the Transfer Application by the Trademark Office of State Administration of Industry and Commerce. If such formalities of transfer fail to complete prior to the First Closing Date, it shall be completed within reasonable time, provided, however, that the prior written consent of the Buyer is given.

            5.08 Execution of the SP Cooperation Agreement. The Seller and the Seller's Shareholder hereby undertake that, prior to the First Closing Date, the Seller and the Seller's Shareholder will cause Beijing Galvez and SP to enter into new Cooperation Agreement so as to replace all the Cooperation Agreements among Shandong Galvez and SP (the list of which are set forth in Schedule 5.08). The contents and terms of the Cooperation Agreement shall be subject to the prior written consent of the Buyer. Seller, the Seller's Shareholder and Shandong Galvez shall use their commercial reasonable efforts to cause the execution of such agreements. If Beijing Galvez still fails to execute the relevant Cooperation Agreements with all SP prior to the First Closing Date, the non-executed Cooperation Agreements shall be executed by and among Beijing Galvez and SP prior to June 31 2006.

            5.09 Share Transfer Agreement The Seller and the Seller's Shareholder hereby undertake to, on or prior to the First Closing Date, cause all the shareholders of Beijing Galvez (Mr. Xu Mao Dong and Mrs. Zhou Fang) to enter into Share Transfer Agreement with the company or person designated by the Buyer in accordance with the form set forth in 5.09, which stipulates that Mr. Xu Mao Dong and Mrs. Zhou Fang shall once in a time transfer all the equity interest they held in Beijing Galvez to the company or person designated by the Buyer. The formalities of the alteration of registration of the above share shall be completed with 15 days of the First Closing Date.

            5.10 Non-Competition and Confidentiality of Shandong Galvez The Seller and the Seller's Shareholder hereby undertake that, after the date of this Agreement, Shandong Galvez shall not engage in any competitive business or invest any competitive business, and shall not: (1) provide, to other party other than Beijing Galvez, the Buyer or the Principal Party designated by the Buyer, the property intellectuals, figures data, client information and other information/documents it currently owned; (2) retain the photocopies of any figures data, client information and other information, document, data, files, records ("client information") , or retain any reports, analysis, collection, records or other documents(regardless in writing or by oral, image, electronic or other ways of illustration), which contains the client information.

            5.11 Key Management Independence

            (a) Buyer agrees that it shall, during the period commencing from the First Closing Date and ending on December 31, 2008, take all actions necessary and appropriate to enable the Key Management (means Mr. Xu Mao Dong, Mr. Zhang Fu Lian, Mr. Wu Yu and Mr. Wang Chang Hong) to continue to run the Group Companies as an independent business unit of the Buyer, provided that the Key Management's ability to operate the Group Companies as an independent business unit shall be subject to (i) the terms of the 2006 Business Plan and 2007 Business Plan as set forth in Schedule 5.11 (the material amendment of which shall be subject to the written consent of the Buyer) ; (ii) the compliance with Buyer's code of ethics; (iii) any relevant requirements of the Sarbanes-Oxley Act and other U.S. securities laws and regulations; and (iv) no Employee's Misconduct on the part of Key Management. In addition, Group Company is entitled to dismiss any member of Key Management in case of Employee's Misconduct.

            (b) If the Buyer fails to comply with 5.11(a), i.e. it dismiss the member of Key Management under the condition that the provisions stipulated in 5.11(a)are fully complied, the audited net profit of the Company shall be deem to be reached USD 500million for the year of 2007 and USD 800million for the year of 2008 respectively. The Buyer shall, accordingly, pay the Seller USD 1.5 million as Earnout in accordance with the time and method as set forth in
Article 2.

            (c) If there is any Employee's Misconduct on the part of the member of Key Management, the Buyer shall immediately cause the Company to dismiss such member of Key Management and the Company shall act in accordance with the request. Under this condition, sub-section (b) hereof shall not apply.

            5.12 The Seller and the Seller's Shareholder undertake that: on or prior to First Closing Date, the Seller's Shareholder (Mr. Xu Mao Dong) shall transfer to the Key Management the share of the Seller it holds in accordance with the former agreement among the Key Management and it. However, upon the completion of such transfer, Mr. Xu Mao Dong shall still be the biggest shareholder of the Seller and the share structure of the Seller shall be consistent with the post order of the Key Management in the Group Company. In addition, the relevant documents evidencing the completion of the above share transfer shall deliver to the Buyer on or prior to the First Closing Date.

            5.13 Management Accounts

            Commencing from the First Closing Date until the Second Earnout Closing Date:


            (a) The Buyer, the Seller and the Seller's Shareholder agree to cause the Company to provide the management accounts of the Company with respect to each calendar month, which shall be prepared in accordance with U.S. GAAP or in accordance with the accounting methods satisfactory to the Buyer. The Company shall provide to the

Buyer and the Seller the monthly management accounts for the period by the First Closing Date and such management accounts shall be provided no later than ten days from the close of the previous calendar month.

            (b) The Buyer, the Seller and the Seller's Shareholder agree to cause the Company to provide the management accounts of the Company with respect to each calendar quarter. The Company shall provide the quarterly management accounts for the period by the First Closing Date to the Buyer and the Seller and such management accounts shall be provided no later than fifteen days from the close of the previous calendar quarter.

            (c) Company shall appoint Deloitte Touche Tohmatsu to review the quarterly management accounts described in paragraph (b) above.

            (d) If the Buyer or the Seller disagrees with the audited quarterly management accounts, the disagreed party shall give notice to the other party within 5 business day upon the acceptance of such quarterly management accounts. The Parties shall consult with each other with respect to the quarterly management accounts. If no consensus with respect to the quarterly management accounts can be reached within 10 days upon the issuance of the notice for the disagreement, the two parties shall jointly appoint another international accounting firm to review the quarterly management. The result of its review shall be final and binding to each party. The auditing fees shall be equally born by the two parties. For the avoidance of doubt, the auditing of such accounting firm shall be only for the purpose of confirming the net income of the Company as stipulated in Article II, and shall have no relation to the figures in the management accounts publicly announced by the Buyer.

            5.14 Appointment of Management

            The Seller agrees to authorize Buyer to appoint a deputy financial controller for the Company on or following the First Closing Date.

            5.15 Confidentiality

            Each party hereto shall keep confidential, and shall cause its officers, directors, and employees to keep confidential, the terms and conditions hereof, of any predecessor agreement and of any Ancillary Document (collectively, the "Confidential Information") except as Buyer and Seller mutually agree otherwise; provided that any party may disclose Confidential Information (i) to the extent advised by competent legal advisors that such disclosure is required by applicable Law and so long as, where such disclosure is to a Governmental Authority, such party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, (ii) to the extent required by the rules of any stock exchange, (iii) to its officers, directors, employees and professional advisors as necessary to the performance of its obligations in connection herewith and with the Ancillary Documents so long as such party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof, and (iv) to its investors and any Person otherwise providing substantial debt or equity financing to such party so long as the party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof.

            5.16 Tax Exempt Status

            Seller shall make its best efforts to provide to Buyer documents or certificates satisfactory to Buyer evidencing that the Group Companies have been approved for exemption from enterprise income tax or other preferential tax treatment from April 1 2006 to March 31 2008 by relevant PRC tax authority pursuant to relevant PRC laws and regulations; provided that should Seller be unable to secure tax exempt status for the Group Companies on or prior to March 31, 2008, the Seller agree that in connection with the calculation of the relevant Audited Net Income the rate of tax used in such calculation shall be 33% or the then-effective rate under relevant PRC tax laws and regulations.

            5.17 Supports for Company.

            Buyer undertakes that, following the First Closing Date until March 31 2008, it will provide the Group Company with fund, personnel, brand, market which are necessary for the business development of Group Company, including but not limited to:

            (a) Following the date of this Agreement, upon the application of Beijing Galvez, Buyer or the Person designated by the Buyer shall enter into a Floating Fund Loan Agreement with Beijing Galvez and release such floating fund with annual interest of 5% to Beijing Galvez as soon as possible;

            (b) Allow Beijing Galvez to use the name of "Focus Wireless" following the First Closing Date;

            (c) Other reasonable support for the completion for 2006 Business Plan and 2007 Business Plan.

            5.18 Announcement

            Without the violation of the law applicable to the Buyer, the commencing time for the announcement with respect to the transaction under this Agreement shall be the date of this Agreement. The announcement shall be arranged by the Buyer.

                                   ARTICLE VI

                      CONDITIONS TO THE SELLER' OBLIGATIONS

            The obligation of the Seller to effect a Closing under this Agreement as specified below is subject to the satisfaction, at or prior to the First Closing Date, of each of the following conditions, unless validly waived in writing by Seller.

            6.01 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of the date of this Agreement and as of the First Closing Date, except for changes permitted or contemplated by this Agreement.

            6.02 Performance. Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement and the Ancillary Documents to be so performed or complied with by it prior to the First Closing Date.

            6.03 No Material Adverse Change. Since the date hereof until the First Closing Date, there shall not have been any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, or operations of Buyer and its subsidiaries, taken as a whole, or to the ability of Buyer to timely consummate the transaction contemplated by this Agreement or by any of the Ancillary Documents.

            6.04 Injunction. At the First Closing Date, there shall not be in effect any Law or Governmental Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.

                                   ARTICLE VII

                        CONDITIONS TO BUYER'S OBLIGATIONS

            The obligation of the Buyer to effect a Closing under this Agreement as specified below is subject to the satisfaction, at or prior to the First Closing Date, of each of the following conditions, unless validly waived in writing by Buyer.

            7.01 The representations and warranties made by Seller in this Agreement shall be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of the date of this Agreement and as of the First Closing Date.

            7.02 Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement and the Ancillary Documents to be so performed or complied with by it prior to the First Closing Date.

            7.03 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the First Closing Date, and all documents incident thereto, shall be in form and substance reasonably satisfactory to Buyer, and Buyer shall have received all such counterpart original and certified or other copies of such documents as Buyer may reasonably request.

            7.04 The consents, waivers, approvals or other authorizations listed on Schedule 7.04 shall have been obtained by Seller or otherwise satisfied and shall continue to be in effect, including all consents of any competent Governmental Authority or, under any of the Ancillary Documents or under other agreements to be entered into in connection herewith.

            7.05 No Material Adverse Change. From the date of this Agreement until the First Closing Date, there shall not have been any Material Adverse Change to the financial condition and the assets of the Company.

            7.06 No Indebtedness. As of the First Closing Date, the Seller will have taken such action, or caused the Group Companies to take such action, and provided to Buyer documentation satisfactory to Buyer, evidencing that none of the Group Companies has any outstanding indebtedness of any kind, including without limitation, any loan to Seller or Seller's Shareholder, bank loan or credits or unpaid liability relating to the Acquisitions.

            7.07 Seller shall, through its officers, deliver to Buyer the evidence for the satisfaction of conditions as set for the in Schedule 7.07 prior to the First Closing Date.

            7.08 Prior to the First Closing Date, Seller and each of the manager of the Group Company(name list see Schedule 7.08, including but not limited to Key Management) shall have executed a Manager Non-Compete Agreement and Service Agreement in accordance with the form as set forth in Exhibit 7.08, which agreement is in full force and effect.

            7.09 As of the First Closing Date, each of the employees of the Group Companies (except for the managers) shall execute an Employee Non-Compete Agreement with Buyer in accordance with the form as set forth in Exhibit 7.09, which agreement is in full force and effect.

            7.10 Share Transfer Agreement. On the First Closing Date, all the shareholders of Beijing Galvez (Mr. Xu Mao Dong and Mrs. Zhou Fang) shall enter into Share Transfer Agreement with the company or person designated by the Buyer in accordance with the form set forth in 5.09, which stipulates that Mr. Xu Mao Dong and Mrs. Zhou Fang shall once in a time transfer all the shares they held in Beijing Galvez to the company or person designated by the Buyer.

            7.11 Assets and Business Transfer Agreement. Prior to the First Closing Date, the Seller and the Seller's Shareholder will cause Beijing Galvez and Shandong Galvez to enter into Assets and Business Transfer Agreement in accordance with the form set forth in Exhibit 5.07. Shandong Galvez shall, pursuant to such agreement, unconditionally transfer to Beijing Galvez all of its registered trademarks, copyrights of the computer software, patent and know-how, domain name, figures data, client information and other fixed assets/intangible assets/information/documents ("related assets") which are relevant to the wap push business. In addition, Shandong Galvez shall, pursuant to such agreement, unconditionally transfer to Beijing Galvez all of its business cooperative relationship and all the executed Cooperation Agreement among (i) Shandong Galvez and Mobile Operators, and among (ii) Shandong Galvez and Mobile Value-Added Business Information Content Service Providers ("SP"). The formalities of the transfer of the above assets shall be completed prior to the First Closing Date, while the formality of the transfer of the registered trademark shall be deemed to be completed upon the issuance of the Notice of the Acceptance of the Transfer Application by the Trademark Office of State Administration of Industry and Commerce. If such formalities of transfer fail to complete prior to the First Closing Date, it shall be completed within reasonable time, provided, however, that the prior written consent of the Buyer is given.

            7.12 Transfer of the Cooperation Agreement. Prior to the First Closing Date, the Seller and the Seller's Shareholder will cause Shandong Galvez to transfer to Beijing

Galvez at least 40% of all the Cooperation Agreements (the list of which is set for the in Schedule 5.05) among Shandong Galvez and Mobile Operators, and Beijing Galvez will accordingly undertake all the rights and obligations undertaken by Shandong Galvez in those 40% agreements transferred. The transfer of the Cooperation Agreements shall be approved by Mobile Operators with written consent, or, Beijing Galvez shall execute new Cooperation Agreements with Mobile Operators, so as to replace the Cooperation Agreements among Shandong Galvez and Mobile Operators, the content of which is subject to the written consent of the Buyer. In addition, prior to the First Closing Date, the Cooperation Agreements other than the Cooperation Agreements transferred shall be transferred to Beijing Galvez prior to June 31 2006, and Beijing Galvez will accordingly take all the rights and obligations undertaken by Shandong Galvez in those agreements transferred. The transfer of the such Cooperation Agreements shall be agreed by Mobile Operators with written consent, or Beijing Galvez shall, prior to June 31 2006, execute new Cooperation Agreements with Mobile Operators so as to replace the such Cooperation Agreements between and among Shandong Galvez and Mobile Operators, the content of which is subject to the written consent of the Buyer.

            7.13 Establishment of the Wholly-Foreign Owned Enterprise.

            Prior to the First Closing Date: (1) cause the Company to establish a wholly-foreign owned enterprise in Beijing (the issuance of the Business License shall be deemed to be the completion of the establishment), in which the Company holds all the equity of interest; (2) such wholly-foreign owned enterprise and Beijing Galvez shall entered into a series of Controlling Agreements in accordance with the form set forth in Exhibit 5.06, which is valid, bind and enforceable.

            7.14 Execution of the SP Cooperation Agreement. Prior to the First Closing Date, the Seller and the Seller's Shareholder will cause Beijing Galvez and SP to enter into new Cooperation Agreement so as to replace all the Cooperation Agreements among Shandong Galvez and SP (the list of which are set forth in Schedule 5.08). The contents and terms of the Cooperation Agreement shall be subject to the prior written consent of the Buyer. Seller, the Seller's Shareholder and Shandong Galvez shall use their commercial reasonable efforts to cause the execution of such agreements. If Beijing Galvez still fails to execute the relevant Cooperation Agreements with all SP prior to the First Closing Date, the Cooperation Agreements not executed shall be executed by and among Beijing Galvez and SP prior to June 31 2006.

            7.15 Financial Statement. On or prior to the First Closing Date, Buyer shall have received the consolidated financial statements of the Company as of February 2006, which shall be substantially complete in all material respects and contain key financial data reasonably acceptable to Buyer; it being understood that the specific figures and data contained therein will not form the basis for calculating any of the Consideration

            7.16 Seller's Corporate Documents. On or prior to the First Closing Date, each of the Seller Corporate Documents, a list of which is attached hereto as Schedule 7.16, shall have been entered into and consummated by the Seller and Seller's Shareholder and is in full force and effect.

            7.17 Management Appointment. Seller shall have authorized Buyer to appoint the deputy financial controller for the Company .

            7.18 Intellectual Property Transfer. All the intellectual property set forth in Schedule 7.18 hereto, which is held in the name or for the benefit of Mr. Xu Mao Dong shall have been transferred to Beijing Galvez prior to the First Closing Date without any cost to Buyer.

            7.19 Corporate Matters; Memorandum and Articles of Association. On or prior to the First Closing Date, Seller shall have provided documentation to Buyer's reasonable satisfaction evidencing that (i) all shares of Company are ordinary shares, (ii) all outstanding options (if any) of Company have been cancelled, (iii) the memorandum and articles of association of Company has been converted to a standard British Virgin Islands form (using the standard form of Offshore Incorporations Limited) which has no preferred shares or protective provisions for investors provided therein and filed and registered with the British Virgin Islands Companies Registry.

            7.20 Opinions of Counsel. As of the First Closing Date, Buyer shall have received from PRC counsel written opinions in form and substance satisfactory to Buyer.

            7. 21 Material Adverse Change. On or after the date hereof and prior to the First Closing Date, there shall not have occurred any of the following:
(A) a suspension or material limitation in trading in securities generally on the NASDAQ National Market, (B) a suspension or material limitation in trading in Buyer's securities on the NASDAQ National Market, (C) a general moratorium on commercial banking activities in New York, the PRC or the British Virgin Islands declared by the relevant authorities, or a material disruption in commercial banking or securities settlement or clearance services in the United States, the PRC or the British Virgin Islands, (D) the outbreak or escalation of hostilities involving the United States, the PRC or the British Virgin Islands or the declaration by the United States, the PRC or the British Virgin Islands of a national emergency or war or (E) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions or currency exchange rates or controls in the United States, the PRC, the British Virgin Islands or elsewhere, if the effect of any such event specified in clause (D) or
(E) in the judgment of Buyer makes it impracticable or inadvisable to proceed with the transaction contemplated in this Agreement and the Ancillary Documents.

            7.22 Injunction. On the First Closing Date, there shall not be in effect any Law or Governmental Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.

            7.23 Distribution of Shares. On or prior to the First Closing Date, Seller's Shareholder (Mr. Xu Mao Dong) shall transfer to the Key Management the share of the Seller it holds in accordance with the former agreement among the Key Management and it. However, upon the completion of such transfer, Mr. Xu Mao Dong shall be the biggest shareholder of the Seller and the share structure of the Seller shall be consistent with the post order of the Key Management in the Group Company. In addition, the relevant documents evidencing the completion of the above share transfer shall deliver to the Buyer on or prior to the First Closing Date.

                                  ARTICLE VIII

                                   TERMINATION

            8.01 Termination. This Agreement may be terminated at any time prior to the First Closing Date:

            (a)   by the mutual written consent of the Seller and the Buyer;

            (b) by either the Seller or the Buyer if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and non-appealable;

            (c) by Buyer, if Seller breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement or any Ancillary Document and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII, (B) cannot be or has not been cured within 15 business days following written notice of such breach or failure to perform and (C) has not been waived by Buyer.

            (d) by Seller, if Buyer breaches or fails to perform in any respect any of its representation, warranties or covenants contained in this Agreement or any Ancillary Document and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VI, (B) cannot be or has not been cured within 15 business days following written notice of such breach or failure to perform and (C) has not been waived by Seller.

            (e) by either Seller or Buyer, subject to Section 2.04(c) of this Agreement.

            8.02 Procedure and Effect of Termination.

            In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.01 hereof, written notice thereof shall forthwith be given to all other parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein:

            (a) The Buyer will redeliver to the Seller all documents, work papers and other material of any the Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof;

            (b) The provisions of the Confidentiality Agreements shall continue in full force and effect; and,

            (c) No party to this Agreement will have any liability under this Agreement to any other except (i) that nothing herein shall relieve any party from any liability for any willful breach of any of the representations, warranties, covenants and agreements set forth in this Agreement, and (ii) as contemplated by paragraph (b) above.

            8.03 Liquidated Damages.

            During the period from the date of this Agreement to the First Closing Date, either the Seller or the Buyer terminating this Agreement unilaterally with no reasonable excuse, or delaying the performance of its obligations under this Agreement, which cause this Agreement unenforceable, shall be responsible for paying the other party an amount of liquidated damages as for USD15million. Such liquidated damages shall be paid in the form of cash or the shares of the listed company.

            8.04 Force Majeure.

            (a) If Force Majeure occurs in the period from the date of this Agreement to the First Closing Date, either party is entitled to terminate this Agreement unilaterally without any liability of breach. The Force Majeure expressed in this article shall cover all the events which lead to the non-enforcement of this Agreement by either party. Such events, which cannot be imputed to any party and are unforeseeable, unavoidable and insurmountable, shall include but not limit to any strike, shutdown of the factory, explosion, shipwrech, natural disasters or hostility, fire, flood, destruction, incidental affairs, war, insurgence, rebellion, interruption of traffic or other similar affairs and the promulgation of the relevant regulations regarding the telecommunication business, the circular by the telecommunication authorities(include but not limit to Ministry of Information Industry and local communication administrations) or the policies adopted by telecommunication operators, which render the initial business purpose of the Group Company unrealizable or the daily business of the Group Company not being normally operative.

            (b) If Force Majeure occurs during the First Closing Date and March 31 2008, and the Force Majeure renders the business of Group Company being non-operative, the calculation of the Net Incomes of the relevant year shall deduct the costs and the profits generated during the period of the Force Majeure; at the same time, the deadline of the relevant accounting year shall be accordingly extended. The period extended shall be as long as the period of the Force Majeure. The Force Majeure expressed in this article shall refer to strike, shutdown of the factory, explosion, shipwrech, natural disasters or hostility, fire, flood, destruction, incidental affairs, war, insurgence, rebellion, interruption of traffic or infective viral affairs.

                                   ARTICLE IX

                                 INDEMNIFICATION

            9.01 Indemnification

            (a) Indemnification by the Seller and Seller's Shareholder

               (i) Subject to the limits set forth in this Section 9.01, after the First Closing Date, the Seller agree to indemnify the Buyer, its Affiliates (including, after the First Closing Date, the Group Companies) and its respective officers, directors, stockholders, employees, agents and representatives (the "Buyer Indemnified Persons") harmless from and in respect of any and all losses, damages, costs and reasonable expenses (collectively, "Losses"). The Seller's aggregate liability for such Losses shall not exceed USD1million, provided, however, that where such Losses are the result of the gross negligence or willful misconduct of any of the Key Management, the aggregate liability of the such Losses shall not exceed the Value of the Aggregate Consideration paid by the Buyer. The representations and warranties of the Seller set forth in Article III of this Agreement shall survive for a period of two (2) years immediately following the First Closing Date (the "Indemnity Period").

               (ii) Subject to the limits set forth in this Section 9.1, after the First Closing Date, the Seller's Shareholders agree to indemnify the Buyer Indemnified Persons harmless from and in respect of any and all Losses that they may incur arising out of or due to any breach any of the representations or warranties of Article III, provided, however that Seller's Shareholder liability for such Losses shall in no event exceed USD 1 million. The representations and warranties of the Seller's Shareholders set forth in Article III of this Agreement shall survive for the Indemnity Period.

            (b) Indemnification by the Buyer.

            Subject to the limits set forth in this Section 9.01, after the First Closing Date, Buyer agrees to indemnify the Seller and its Affiliates and its respective officers, directors, stockholders, employees, agents and representatives (the "Seller Indemnified Persons") harmless from and in respect of any and all losses, damages, costs and reasonable expenses (collectively, "Losses"), provided, however, that the Losses that Seller may obtain in accordance with the section hereof shall not exceed USD 1million, unless otherwise agreed in this Agreement. The representations and warranties of the Buyer set forth in Article IV of this Agreement shall survive for a period of six (6) months immediately following the First Closing Date.

            (c) Indemnification as Exclusive Remedy

            The indemnification provided in this Article IX, subject to the limitations set forth herein, shall be the exclusive remedy available to any party in connection with any Losses arising out of or resulting from this Agreement, the transactions contemplated hereby, any property owned, based or subleased by any of the Group Companies or otherwise regarding any of the Group Companies.

            (d) Notice and Opportunity to Defend

            If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 9.01, the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the "Indemnifying Party") promptly. If such event involves any claim or the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party and, after notice from the Indemnifying Party to such party or parties seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party or parties seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party or parties in connection with the defense thereof. The Indemnifying Party and the party seeking indemnification agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability. In no event shall an Indemnifying Party be liable for any settlement effected without its written consent.

                                    ARTICLE X

                                  MISCELLANEOUS

            10.01 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered,
(ii) sent by a nationally recognized overnight courier service to the recipient at the address below indicated or (iii) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (i) or (ii) above:

            If to the Seller:

                   DALLSFIELD LTD.
                   503, HuiZhong Science Technology Building
                   1 ShangDiQi Street, Hai Dian District
                   Beijing
                   Attn: Xu Mao Dong
                   Tax: +86 10 6296 7995, 13963335555
                   Fax: +86 10 62963243(fax)

            If to the Buyer:

                   FOCUS MEDIA HOLDING LIMITED
                   Add:
                   Attn:
                   Tel:
                   Fax:

            If to the Company:

                   DOTAD MEDIA HOLDINGS LIMITED
                   503,HuiZhong Science Technology Building
                   1 ShangDiQi Street, Hai Dian District
                   Beijing
                   Attn: Xu Mao Dong
                   Tel: +86 10 6296 7995, 13963335555
                   Fax: +86 10 62963243

            If to any of the Seller's Shareholder:

                   503,HuiZhong Science Technology Building
                   1 ShangDiQi Street, Hai Dian District
                   Beijing
                   Attn: Xu Mao Dong
                   Tel: +86 10 6296 7995, 13963335555
                   Fax: +86 10 62963243(fax)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

            10.02 Fees and Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the preparation and negotiation of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

            10.03 Governing Law. This Agreement shall be construed under and governed by the Laws of Hong Kong Special Administration Region.

            10.04 Dispute Resolution

            (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to any other party hereto a written request for such consultation.

            (b) If within 90 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the " HKIAC").

            (c) The arbitration tribunal shall consist of three arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties. The third arbitrator shall be the chief arbitrator.

            (d) The arbitration proceedings shall be conducted in English and Chinese. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal. And the prevailing party may apply to the arbitration tribunal for recovering all the expenses (including reasonable attorney fees and other arbitration costs).

            10.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

            10.06 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

            10.07 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

            10.08 Assignment. No Party may assign its rights or obligations under this Agreement without the prior written consent of each other party and any purported assignment without such consent shall be void and without effect.

            10.09 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

            10.10 Further Assurances. Each Party shall execute all such documents and do all such Other things within its power as may be required to give full effect to the terms of this Agreement or to vest in any other Party its full rights and entitlements hereunder.

            10.11 Provisions Severable. If any provision of this Agreement is held to be illegal, invalid Or unenforceable under any present or future law,
(i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or enforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid and unenforceable provision or by its severance herefrom, it being intended that the rights of the Parties hereunder shall be enforceable to the fullest extent permitted by law.

            10.12 Provisions Modifiable. If any restriction on any Party hereunder shall be adjudged to be void or unenforceable because it exceeds what is reasonable in all the circumstances for the protection of the interests of the Parties or any of them but would be valid if part of the wording thereof were deleted or the periods thereof reduced or range of activities or area dealt with thereby reduced in scope, such restriction shall apply with such modifications as may be necessary to make it valid and effective.

            10.13 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            10.14 Language. This Agreement was written in Chinese.

           IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in Shanghai, in each case as of the date first above written.

DALLSFIELD LTD.                            FOCUS MEDIA HOLDING LIMITED

Sign:                                      Sign: /s/ Jason Nanchun Jiang
        /s/ Xu MaoDong
     --------------------------                 ------------------------------
     Name: Xu Mao Dong                          Name:
     Post: Authorized Representative            Post: Authorized Representative

DOTAD MEDIA HOLDINGS LIMITED               SELLER'S SHAREHOLDER

Sign:                                      Sign: /s/ Xu Mao Dong
        /s/ Xu MaoDong
     --------------------------                 ----------------------
         Name: Xu Mao Dong                      Name: Xu Mao Dong
         Post: Authorized Representative

                                    SCHEDULES

Schedule 1.1        List of the Member of Group Company

Schedule 1.3 Scope of the Value Added Telecommunication Business which Involves any Party of this Agreement

Schedule 1.4        List of Acquired Enterprises

Schedule 1.5        Controlling Agreements

Schedule 1.6        Ancillary Document

Schedule 3.02       Company Liabilities

Schedule 3.04       Share Capital of Company

Schedule 3.05       Group Companies Information

Schedule 3.09 List of Group Companies' Licenses, Consents, Authorizations, Approvals, and Permits

Schedule 3.12(c) Benefit plan, salary or other material benefits with respect to the employee, former employee, consultant, agent or director of the Group Companies

Schedule 3.17       Material Contracts

Schedule 5.05       Cooperation Agreement among Shandong Galvez and Mobile
                    Operators

Schedule 5.08 Cooperation Agreement among Shandong Galvez and Mobile Value-Added Business Information Content Service Providers
                    (SP)

Schedule 5.11       2006 Business Plan and 2007 Business Plan

Schedule 7.04 List of Consents, Waivers, Approvals or Other Authorizations Obtained by Seller

Schedule 7.07 List of Conditions to Satisfied by Seller Prior to First Closing Date

Schedule 7.08       Manager of the Group Company and Seller

Schedule 7.16       Seller's Corporate Documents

Schedule 7.18       Transferred Intellectual Property


                                    EXHIBITS

Exhibit 5.06        Form of Controlling Agreement

Exhibit 5.07        Form of Assets and Business Transfer Agreement

Exhibit 5.09        Form of Share Transfer Agreement

Exhibit 7.08         Form of Manager Non-Compete Agreement and Service Agreement

Exhibit 7.09        Form of Employee Non-Compete Agreement